EXHIBIT 99.1


                                  NEWS RELEASE

                                                   Investor Relations Contacts:
                               Susan Spratlen or Chris Paulsen   (972) 444-9001


                   Pioneer Reports Second Quarter 2004 Results

Dallas, Texas, August 2, 2004 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) today announced financial and operating results for the quarter ended June 30, 2004.

Pioneer reported net income of $69.7 million, or $0.58 per diluted share, for the second quarter of 2004 and $129.9 million, or $1.08 per diluted share, for the six months ended June 30, 2004. For the same periods last year, Pioneer reported net income of $77.2 million, or $0.65 per diluted share, and $161.4 million, or $1.36 per diluted share, respectively. For comparative purposes, the 2004 results include noncash deferred income tax expense of $47.1 million and $79.9 million for the three and six month periods, respectively, while the corresponding 2003 results included nominal amounts of noncash deferred income tax benefits. The significant year-to-year change in deferred income taxes is principally attributable to the Company's reversal of its deferred tax valuation allowance in the U.S. during the third quarter of 2003.

Income before income taxes and cumulative effect of change in accounting principles increased by $41.6 million, or 52%, and $70.5 million, or 47%, during the three and six months ended June 30, 2004, respectively, as compared to the same periods in 2003.

Cash flow from operations for the second quarter was a record $264.7 million compared to $189.9 million for the same period in 2003. The Company reduced long-term debt by $65.3 million during the second quarter of 2004 to $1.39 billion and repurchased 320,000 shares of outstanding common stock bringing year-to-date repurchases to 503,300 shares.

Second quarter oil and gas sales averaged 187,391 barrels per day (BPD) on a barrel oil equivalent (BOE) basis and represented another record quarter for Pioneer. Second quarter oil sales averaged 44,880 BPD and natural gas liquids sales averaged 22,219 BPD. Gas sales in the second quarter averaged 722 million cubic feet per day (MMcfpd). Realized prices for oil and natural gas liquids for the quarter were $27.94 and $22.92 per barrel, respectively. Realized Argentine oil prices decreased during the second quarter due to the implementation of a new formula for domestic oil prices to bring them in approximate parity with oil exports that are subject to a 20% export tax. The realized price for gas was $4.36 per thousand cubic feet (Mcf), while North American gas prices averaged $5.12 per Mcf. Argentine gas prices increased 14% during the second quarter as compared to the prior year quarter, as a result of the federal decree outlining future gas price increases during the next two years becoming effective in May.

Second quarter production costs averaged $5.60 per BOE. Second quarter production costs included two months of fixed lease operating expenses associated with the phased start-up of the Devils Tower project in May. As additional Devils Tower wells are completed during the remainder of 2004 and into 2005, the fixed costs per BOE of this project are expected to decline.

Exploration and abandonment costs of $39.7 million for the quarter include $17.2 million of dry hole and abandonment costs that were primarily attributable to a dry hole in Equatorial Guinea and the abandonment of a well that was drilled in 2002 along the southern portion of the Olowi block oil accumulation in Gabon which is not included in the current development plan. Also included were $20.7 million of geologic and geophysical expenses including seismic costs in Argentina and Alaska and $1.8 million of delay rentals and unproved acreage abandonments.

Income tax expense for the quarter resulted in a consolidated effective tax rate of approximately 43%. The effective tax rate is higher than the U.S. federal and state statutory rates (approximately 36.5%) primarily due to the aforementioned international exploration and abandonment expenses that created deferred tax benefits that cannot be recognized until sufficient future taxable income in those countries is assured.

For the same quarter last year, Pioneer reported oil sales of 32,079 BPD, natural gas liquids sales of 22,656 BPD and gas sales of 626 MMcfpd. Realized prices for the 2003 second quarter were $24.25 per barrel for oil, $17.92 per barrel for natural gas liquids and $4.15 per Mcf for gas, while North American gas prices averaged $4.86 per Mcf.

Update on Proposed Merger with Evergreen Resources, Inc. ("Evergreen")

Integration preparation is well underway with a number of Pioneer's key employees preparing to join Evergreen's team in Denver. Evergreen is acquiring two additional coil tubing rigs and two additional fracture stimulation units that will be instrumental in Pioneer's plan to accelerate drilling in the Raton Basin to approximately 300 wells per year. Pioneer anticipates that $8 million to $10 million of general and administrative costs will be saved by combining the companies' operations.

"I am very pleased with our progress in the integration of the Pioneer/Evergreen merger and look forward to a successful closing in September. Upon completion of the merger, we will have an even stronger base of North American assets, a longer reserve life, a robust inventory of lower-risk development opportunities and sufficient excess cash flow to invest in our high-impact commercialization projects and exploration prospects around the world," stated Scott D. Sheffield, Chairman and CEO.

The waiting period under the Hart-Scott-Rodino filing expired July 22, 2004. The Form S-4 pertaining to the merger has been filed with the Securities and Exchange Commission, and Pioneer and Evergreen are awaiting final clearance to prepare and mail materials to solicit stockholder approval. The companies will issue news releases as soon as the dates for the special meetings of stockholders have been established.

Operations Update

The deepwater Gulf of Mexico Devils Tower field began producing in May, and is currently producing from two wells. Six additional wells are awaiting completion during the next several months, including two during the third quarter. Goldfinger and Triton (25% working interest or "WI"), satellite discoveries to the Devils Tower field, are expected to be jointly tied back to the Devils Tower spar with first production expected in 2005. In mid-June, Pioneer achieved first production from its Tomahawk and Raptor fields (100% WI) in the western deepwater Gulf of Mexico, both subsea tiebacks to the Falcon field facilities. Completion of the fields in just ten months established a new record for deepwater development. In June, Pioneer participated in a discovery on the Thunder Hawk (12.5% WI) prospect at Mississippi Canyon Block 734. The sidetrack well encountered in excess of 300 feet of net oil pay in two high-quality reservoir zones, and the partners are currently evaluating appraisal and development options, with an additional well to further delineate the field likely to commence in late 2004. In the second quarter, Pioneer was awarded leases on 19 Gulf of Mexico blocks covering approximately 102,000 acres, of which 14 are located in the deepwater.

Pioneer is participating in a joint exploration program in the National Petroleum Reserve-Alaska (NPR-A). Pioneer was the apparent high co-bidder (20%
WI) on 63 tracts covering approximately 717,000 acres in the NPR-A Northwest Planning Area and also acquired a 20% WI in 167,000 acres in the adjacent NPR-A Northeast Planning Area and in federal offshore blocks.

Onshore development continues with 11 onshore rigs running in the U.S. and five rigs running in Argentina. During the first six months of the year, Pioneer successfully completed 117 wells in the U.S., 31 wells in Argentina and 26 wells in Canada.

In Argentina, Pioneer completed the expansion of its Loma Negra gas plant in Neuquen and a 20-mile pipeline to deliver gas from the new reserves being developed in the Portezuelos and Anticlinal Campamento fields located west of the plant. Gas is being produced in Argentina at record levels, and the increased plant capacity will maximize the recovery of gas liquids.

In Tunisia, a new discovery, Dalia-1 (28% WI), encountered several oil and gas bearing zones. The well was placed on production July 17 and is currently producing at an initial rate of approximately 1,600 BPD from one zone. Upon completion of the initial production phase, the well is expected to produce from multiple zones at significantly higher rates. In the adjacent Hawa field, a development well, Hawa-2 (28% WI), commenced drilling July 21.

In West Africa, Pioneer acquired a 40% WI in the Production Sharing Contract for Block H offshore Equatorial Guinea. The Company has identified multiple prospects on the 400,000 acres covered by the blocks. The first exploration well, Bravo-1, was unsuccessful, and a second well is planned for 2005. In Gabon, Pioneer received governmental approval of its Exclusive Exploitation Agreement and is working toward finalizing the plans for field development.

Financial Outlook

The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties which may cause the Company's actual results to differ materially from the following statements. The last paragraph of this release addresses certain of the risks and uncertainties to which the Company is subject.

Third quarter 2004 production is expected to average 185,000 to 200,000 BOE per day, reflecting the incremental production expected from Devils Tower, Tomahawk and Raptor, the variability of oil cargo shipments in Tunisia and South Africa, and the seasonal increase in gas demand during Argentina's winter season. Third quarter lease operating expenses (including production and ad valorem taxes) are expected to average $5.40 to $5.90 per BOE based on current NYMEX strip prices for oil and gas. Depreciation, depletion and amortization expense is expected to average $8.75 to $9.25 per BOE as a greater proportion of the Company's production is being produced from higher-cost basis deepwater Gulf of Mexico and South Africa properties. Total exploration and abandonment expense is expected to be $25 million to $45 million. General and administrative expense is expected to be $17 million to $19 million. Interest expense is expected to be $21 million to $24 million and accretion of discount on asset retirement obligations is expected to be approximately $2 million. The Company's effective income tax rate is expected to range from 36% to 39% based on current capital spending plans, including cash income taxes of $4 million to $8 million that are principally related to Argentine and Tunisian income taxes and nominal alternative minimum tax in the U.S. Other than in Argentina and Tunisia, the Company continues to benefit from the carryforward of net operating losses and other positive tax attributes.

The third quarter forecast excludes any potential effects of the proposed merger with Evergreen. Pioneer expects to update its forecasts for the quarter upon completion of the merger. The Company's financial results and oil and gas hedges are outlined on the attached schedules.

Earnings Conference Call

This morning at 10:00 a.m. Eastern, Pioneer will discuss its second quarter financial and operating results with an accompanying presentation. The call will be webcast on Pioneer's website, www.pioneernrc.com. At the website, select "INVESTOR" at the top of the page. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Alternately, you may dial (800) 474-8920 (confirmation code: 151546) to listen to the call via the telephone and view the accompanying visual presentation at the website above. A telephone replay will be available by dialing (888) 203-1112: confirmation code: 151546.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Gabon, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

The proposed merger will be submitted to each of Pioneer's and Evergreen's stockholders for their consideration, and Pioneer will file with the SEC a registration statement containing the joint proxy statement-prospectus to be used by Pioneer to solicit approval of its stockholders to issue additional stock in the merger and to be used by Evergreen to solicit the approval of its stockholders for the proposed merger. Pioneer will also file other documents concerning the proposed merger. You are urged to read the registration statement and the joint proxy statement-prospectus regarding the proposed merger when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement-prospectus including the registration statement, as well as other filings containing information about Pioneer at the SEC's Internet Site (http://www.sec.gov). Copies of the joint proxy statement-prospectus can also be obtained without charge, by directing a request to: Pioneer Natural Resources Company, Susan Spratlen, 5205 N. O'Connor Blvd., Suite 900, Irving, Texas 75039, or via telephone at 972-969-3583.

Pioneer and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Pioneer in connection with the proposed merger. Evergreen and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Evergreen in connection with the proposed merger. Additional information regarding the interests of those participants may be obtained by reading the joint proxy statement-prospectus regarding the proposed merger when it becomes available.

This filing contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed merger and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions. Forward-looking statements relating to expectations about future results or events are based upon information available to Pioneer and Evergreen as of today's date, and neither Pioneer nor Evergreen assumes any obligations to update any of these statements. The forward-looking statements are not guarantees of the future performance of Pioneer, Evergreen or the combined company, and actual results may vary materially from the results and expectations discussed. For instance, although Pioneer and Evergreen have signed an agreement for a subsidiary of Pioneer to merger with Evergreen, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if the companies do not receive necessary approval of each of
Pioneer's and Evergreen's stockholders or government approvals or fail to satisfy conditions to closing. Additional risks and uncertainties related to the proposed merger include, but are not limited to, conditions in the financial markets relevant to the proposed merger, the successful integration of Evergreen into Pioneer's business, and each company's ability to compete in the highly competitive oil and gas exploration and production industry. The revenues, earnings and business prospects of Pioneer and the combined company and their ability to achieve planned business objectives will be subject to a number of risks and uncertainties. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are identified from time to time in Pioneer's SEC reports and public announcements.

                        PIONEER NATURAL RESOURCES COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                             June 30,      December 31,
                                                               2004            2003
                                                           -----------     -----------
                                                           (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                                $    15,212     $    19,299
  Accounts receivable, net                                     166,539         111,480
  Inventories                                                   21,784          17,509
  Prepaid expenses                                               6,236          11,083
  Deferred income taxes                                         29,241          40,514
  Other current assets, net                                      8,648           5,230
                                                            ----------      ----------
       Total current assets                                    247,660         205,115
                                                            ----------      ----------
Property, plant and equipment, at cost:
  Oil and gas properties, using the successful efforts
     method of accounting                                    5,385,019       5,163,383
  Accumulated depletion, depreciation and amortization      (1,946,172)     (1,676,136)
                                                            ----------      ----------
       Total property, plant and equipment                   3,438,847       3,487,247
                                                            ----------      ----------
Deferred income taxes                                          182,142         192,344
Other assets, net                                               75,812          66,866
                                                            ----------      ----------
                                                           $ 3,944,461     $ 3,951,572
                                                            ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                         $   170,269     $   186,418
  Interest payable                                              37,321          37,034
  Income taxes payable                                          10,383           5,928
  Other current liabilities                                    241,199         200,372
                                                            ----------      ----------
       Total current liabilities                               459,172         429,752
                                                            ----------      ----------
Long-term debt                                               1,391,363       1,555,461
Deferred income taxes                                           11,329          12,121
Other liabilities                                              297,684         194,466
Stockholders' equity                                         1,784,913       1,759,772
                                                            ----------      ----------
                                                           $ 3,944,461     $ 3,951,572
                                                            ==========      ==========

                        PIONEER NATURAL RESOURCES COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except for per share data)
                                   (Unaudited)

                                                     Three months ended       Six months ended
                                                          June 30,                 June 30,
                                                   ---------------------   ---------------------
                                                      2004       2003         2004        2003
                                                   ---------   ---------   ---------   ---------
Revenues and other income:
   Oil and gas                                     $ 446,993   $ 344,240   $ 893,519   $ 629,239
   Interest and other                                  1,610       1,260       3,345       3,973
   Gain (loss) on disposition of assets, net            (232)        104        (245)      1,530
                                                    --------    --------    --------    --------
                                                     448,371     345,604     896,619     634,742
                                                    --------    --------    --------    --------
Costs and expenses:
   Oil and gas production                             95,565      73,843     184,776     141,710
   Depletion, depreciation and amortization          142,750     100,559     279,249     170,608
   Exploration and abandonments                       39,683      47,047     120,189      82,914
   General and administrative                         17,194      13,644      35,523      29,125
   Accretion of discount on asset retirement
      obligations                                      2,016       1,235       3,982       2,329
   Interest                                           21,402      23,823      42,978      46,314
   Other                                               8,300       5,638       8,496      10,816
                                                    --------    --------    --------    --------
                                                     326,910     265,789     675,193     483,816
                                                    --------    --------    --------    --------
Income before income taxes and cumulative
   effect of change in accounting principle          121,461      79,815     221,426     150,926
Income tax provision                                 (51,759)     (2,630)    (91,536)     (4,934)
                                                    --------    --------    --------    --------
Income before cumulative effect of change
   in accounting principle                            69,702      77,185     129,890     145,992
Cumulative effect of change in accounting
   principle, net of tax                                 -           -           -        15,413
                                                    --------    --------    --------    --------
Net income                                         $  69,702   $  77,185   $ 129,890   $ 161,405
                                                    ========    ========    ========    ========
Net income per share:
   Basic:
     Income before cumulative effect of change
        in accounting principle                    $     .59   $     .66   $    1.09   $    1.25
     Cumulative effect of change in accounting
        principle, net of tax                             -          -           -           .13
                                                    --------    --------    --------    --------
        Net income                                 $     .59   $     .66   $    1.09   $    1.38
                                                    ========    ========    ========    ========
   Diluted:
     Income before cumulative effect of change
         in accounting principle                   $     .58   $     .65   $    1.08   $    1.23
     Cumulative effect of change in accounting
        principle, net of tax                            -           -           -           .13
                                                    --------    --------    --------    --------
        Net income                                 $     .58   $     .65   $    1.08   $    1.36
                                                    ========    ========    ========    ========
Weighted average shares outstanding:
   Basic                                             118,855     117,005     118,787     116,875
                                                    ========    ========    ========    ========
   Diluted                                           120,402     118,969     120,333     118,823
                                                    ========    ========    ========    ========

                        PIONEER NATURAL RESOURCES COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (Unaudited)

                                                       Three months ended         Six months ended
                                                            June 30,                  June 30,
                                                     -----------------------   -----------------------
                                                        2004         2003         2004         2003
                                                     ----------   ----------   ----------   ----------
Cash flows from operating activities:
   Net income                                        $   69,702   $   77,185   $  129,890   $  161,405
   Depletion, depreciation and amortization             142,750      100,559      279,249      170,608
   Exploration expenses, including dry holes             33,458       37,264      112,278       67,527
   Deferred income taxes                                 47,144         (501)      79,864         (247)
   (Gain) loss on disposition of assets, net                232         (104)         245       (1,530)
   Accretion of discount on asset retirement
      obligations                                         2,016        1,235        3,982        2,329
   Interest related amortization                         (4,993)      (4,614)     (11,363)      (9,179)
   Commodity hedge related amortization                 (11,242)     (18,205)     (22,533)     (35,987)
   Cumulative effect of change in accounting
     principle, net of tax                                  -            -            -        (15,413)
   Amortization of stock-based compensation               2,887        1,343        4,866        2,712
   Other noncash items                                    6,463          906        5,704        4,270
   Changes in operating assets and liabilities:
      Accounts receivable, net                          (24,803)      11,322      (58,540)     (14,645)
      Inventories                                        (4,161)      (3,857)      (4,180)      (4,217)
      Prepaid expenses                                    3,930       (1,362)       4,847       (9,584)
      Other current assets, net                             -           (884)         757         (486)
      Accounts payable                                    1,248       (2,711)      (4,754)       5,670
      Interest payable                                     (607)        (791)          86         (269)
      Income taxes payable                                1,397          724        4,455        2,176
      Other current liabilities                            (717)      (7,645)      (6,519)        (929)
                                                      ---------    ---------    ---------    ---------
Net cash provided by operating activities               264,704      189,864      518,334      324,211
Net cash used in investing activities                  (192,233)    (128,259)    (364,534)    (367,740)
Net cash provided by (used in) financing activities     (66,108)     (57,289)    (157,534)      45,747
                                                      ---------    ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents      6,363        4,316       (3,734)       2,218
Effect of exchange rate changes on cash
   and cash equivalents                                    (173)         982         (353)       1,448
Cash and cash equivalents, beginning
   of period                                              9,022        6,858       19,299        8,490
                                                      ---------    ---------    ---------    ---------
Cash and cash equivalents, end of period             $   15,212   $   12,156   $   15,212   $   12,156
                                                      =========    =========    =========    =========

                        PIONEER NATURAL RESOURCES COMPANY
                        SUMMARY PRODUCTION AND PRICE DATA
                                   (Unaudited)


                                                       Three months ended       Six months ended
                                                            June 30,               June 30,
                                                     ---------------------   ---------------------
                                                        2004        2003        2004       2003
                                                     ---------   ---------   ---------   ---------
Average Daily Production:
   Oil (Bbls) -                       U.S.              26,039      24,168      25,505      24,127
                                      Argentina          8,531       7,786       8,579       7,730
                                      Canada                95         125          97         130
                                      Africa            10,215         -        12,125          -
                                                     ---------   ---------   ---------   ---------
                                      Total             44,880      32,079      46,306      31,987

   Natural gas liquids (Bbls) -       U.S.              19,809      20,190      20,373      20,107
                                      Argentina          1,494       1,442       1,459       1,287
                                      Canada               916       1,024         981         952
                                                     ---------   ---------   ---------   ---------
                                      Total             22,219      22,656      22,813      22,346

   Gas (Mcf) -                        U.S.             558,131     477,607     554,306     408,983
                                      Argentina        122,326     103,265     110,072      85,050
                                      Canada            41,293      45,271      40,656      43,086
                                                     ---------   ---------   ---------   ---------
                                      Total            721,750     626,143     705,034     537,119

Total Production:
   Oil (MBbls)                                           4,084       2,919       8,428       5,790
   Natural gas liquids (MBbls)                           2,022       2,062       4,152       4,045
   Gas (MMcf)                                           65,679      56,979     128,316      97,219
   Equivalent barrels (MBOE)                            17,053      14,477      33,966      26,037

Average Reported Price (a):
   Oil (per Bbl) -                    U.S.           $   27.63   $   24.31   $   27.16   $   25.07
                                      Argentina      $   20.13   $   24.07   $   24.05   $   24.83
                                      Canada         $   39.48   $   25.09   $   37.18   $   28.57
                                      Africa         $   35.13   $     -     $   32.98   $     -
                                      Worldwide      $   27.94   $   24.25   $   28.13   $   25.03

   Natural gas liquids (per Bbl) -    U.S.           $   22.29   $   17.09   $   21.90   $   19.34
                                      Argentina      $   27.22   $   23.13   $   28.17   $   23.63
                                      Canada         $   29.33   $   26.90   $   27.82   $   27.18
                                      Worldwide      $   22.92   $   17.92   $   22.55   $   19.92

   Gas (per Mcf) -                    U.S.           $    5.16   $    4.84   $    5.14   $    4.79
                                      Argentina      $     .65   $     .57   $     .62   $     .56
                                      Canada         $    4.55   $    5.12   $    4.39   $    5.24
                                      Worldwide      $    4.36   $    4.15   $    4.39   $    4.15

---------------
(a) Average prices include the results of hedging activities.

                        PIONEER NATURAL RESOURCES COMPANY
                    SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
                                 (in thousands)
                                   (Unaudited)


     EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

                                                       Three months ended       Six months ended
                                                            June 30,                June 30,
                                                     ---------------------   ----------------------
                                                        2004        2003        2004        2003
                                                     ---------   ---------   ---------   ----------
   Net income                                        $  69,702   $  77,185   $ 129,890    $ 161,405
   Depletion, depreciation and amortization            142,750     100,559     279,249      170,608
   Exploration and abandonments                         39,683      47,047     120,189       82,914
   Accretion of discount on asset retirement
      obligations                                        2,016       1,235       3,982        2,329
   Interest expense                                     21,402      23,823      42,978       46,314
   Income tax provision                                 51,759       2,630      91,536        4,934
   (Gain) loss on disposition of assets, net               232        (104)        245       (1,530)
   Commodity hedge related amortization                (11,242)    (18,205)    (22,533)     (35,987)
   Cumulative effect of change in accounting
      principle, net of tax                                -           -           -        (15,413)
   Amortization of stock-based compensation              2,887       1,343       4,866        2,712
   Other noncash items                                   6,463         906       5,704        4,270
                                                      --------    --------    --------     --------
      EBITDAX (a)                                      325,652     236,419     656,106      422,556

   Less:  Cash interest expense                        (26,395)    (28,437)    (54,341)     (55,493)
          Current income taxes                          (4,615)     (3,131)    (11,672)      (5,181)
                                                      --------    --------    --------     --------
      Discretionary cash flow (b)                      294,642     204,851     590,093      361,882

   Less:  Cash exploration expense                      (6,225)     (9,783)     (7,911)     (15,387)
          Changes in operating assets and liabilities  (23,713)     (5,204)    (63,848)     (22,284)
                                                      --------    --------    --------     --------
   Net cash provided by operating activities         $ 264,704   $ 189,864   $ 518,334    $ 324,211
                                                      ========    ========    ========     ========

-------------
(a) "EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; accretion of discount on asset retirement obligations; interest expense; income taxes; gain or loss on the disposition of assets; commodity hedge related amortization;
     cumulative effect of change in accounting principle, net of tax; amortization of stock- based compensation; and other noncash items.
(b) Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and before cash exploration expense.

                        PIONEER NATURAL RESOURCES COMPANY
                         SUPPLEMENTAL HEDGE INFORMATION
                               As of July 30, 2004


                         Open Commodity Hedge Positions

                                             2004
                                --------------------------------
                                 Third      Fourth
                                Quarter     Quarter       Year        2005        2006        2007        2008
                                --------    --------    --------    --------    --------    --------    --------
Average Daily Oil Production:
     Swap Contracts:
     Volume (Bbl)                 22,500      24,000      23,250      27,000       5,000      11,000      15,000
     NYMEX price (Bbl)          $  29.26    $  29.65    $  29.46    $  27.97    $  26.19    $  30.17    $  28.56

Average Daily Gas Production:
     Swap Contracts:
     Volume (Mcf)                310,000     310,000     310,000     174,904      70,000      20,000         -
     NYMEX price (MMBtu) (a)    $   4.40    $   4.40    $   4.40    $   5.15    $   4.25    $   3.75    $    -

---------------
(a) Approximate, based on historical differentials to index prices.

                   Open Interest Rate Swap Hedge Positions (a)

                                                                Annual Interest (b)
                                               Notional     ---------------------------
                                                 Debt       Fixed Rates   LIBOR Margins
                                               Amounts        Received        Paid
                                             ------------   -----------   -------------
7-1/2% senior notes due 2012                 $ 10,000,000      7.50%          3.72%
9-5/8% senior notes due 2010                 $ 60,000,000      9.63%          5.62%

---------------
(a) The open interest rate swaps are fair value hedges of the Company's 7-1/2% and 9-5/8% senior notes and mature when the hedged senior notes mature in 2012 and 2010, respectively.
(b) Under the terms of the interest rate swaps, the Company receives the fixed rates on the notional amounts and pays the variable six-month London Interbank Offered Rate ("LIBOR") plus the LIBOR margins shown above.


         Net Deferred Gains (Losses) on Terminated Hedges (in thousands)

                                              2004
                                   ---------------------------
                                    Third    Fourth
                                   Quarter   Quarter     Year     2005     Thereafter     Total
                                   -------   -------   -------   -------   ----------   ---------
Net commodity hedge gains (a)      $11,001   $10,954   $21,955   $ 1,249    $    -      $  23,204
Net debt hedge gains (losses) (b)    3,050     2,148     5,198     4,215      (9,600)        (187)
                                    ------    ------    ------    ------     -------     --------

Total net deferred gains (losses)  $14,051   $13,102   $27,153   $ 5,464    $ (9,600)   $  23,017
                                    ======    ======    ======    ======     =======     ========

---------------
(a) Includes the following net deferred commodity hedge gains and losses for which cash settlements have been deferred until the indicated future periods: (i) $322 thousand and $317 thousand of net deferred commodity hedge losses due during the third and fourth quarters of 2004, respectively, and (ii) $209 thousand of net deferred commodity hedge gains to be received during 2005. Deferred commodity hedge gains will be amortized as increases to oil and gas revenues and deferred commodity hedge losses will be amortized as decreases to oil and gas revenues during the indicated future periods.
(b) Deferred debt hedge gains will be amortized as decreases to interest expense and deferred debt hedge losses will be amortized as increases to interest expense during the indicated future periods.